Exhibit 99.1

2 Changi South Lane

Singapore 486123

Tel: +65.6299.8888

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1(408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS APPOINTS NEW BOARD MEMBER

SINGAPORE, MARCH 14, 2012—Flextronics (NASDAQ: FLEX) announced today that Lay Koon Tan, president and chief executive officer of STATS ChipPAC Ltd. (SGX: STTS: SI), has joined the Company’s Board of Directors. He was appointed at the Flextronics Board meeting on Tuesday, March 13, 2012.

Mr. Tan has been a member of STATS ChipPAC Ltd.’s Board of Directors since June 2002.  He joined STATS in May 2000 as Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the founding President and Chief Executive Officer.  Prior to joining STATS ChipPAC Ltd., he served as an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Previously, he held various senior positions in government and financial institutions in Singapore.  Mr. Tan graduated with a Bachelor of Engineering degree from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration from the Wharton School of Business, where he was elected a Palmer Scholar.

“Lay Koon is a prominent leader who has significant business experience and a solid record of achievement. We look forward to him bringing this knowledge and business insight into the Flextronics Boardroom,” said Mike McNamara, chief executive officer of Flextronics. “We are very pleased to welcome Lay Koon to the Flextronics Board.”

Flextronics also announced that Lip-Bu Tan will retire from the Board at the Company’s 2012 Annual General Meeting. McNamara continued, “It has been an honor having Lip-Bu on our Board.  His business acumen is unmatched and his leadership style reflects his generous nature and superior collaborative abilities, all of which have benefited our Company. On behalf of Flextronics and the Board, we wish him well and continued success in all future endeavors.”

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace and defense, automotive, computing, consumer, industrial, infrastructure, medical, clean tech and mobile OEMs. Flextronics helps customers design, build, ship and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and are vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

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